                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                        (AMENDMENT NO. _______________)


                          ACT Teleconferencing, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  000955 10 4
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                                (CUSIP Number)

                               February 2, 1996
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



[_]  Rule 13d-1(b)
[_]  Rule 13d-(c)
[x]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 000955 10 4                13G                      PAGE 2 OF 6 PAGES

       1  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Gerald D. Van Eeckhout

       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [_]
                                                                      (b) [_]

       3  SEC USE ONLY


       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                                              5  SOLE VOTING POWER

                                                 51,000
            NUMBER OF

              SHARES                          6  SHARED VOTING POWER
           BENEFICIALLY
             OWNED BY

               EACH                           7  SOLE DISPOSITIVE POWER
            REPORTING
              PERSON                             51,000

               WITH                           8  SHARED DISPOSITIVE POWER



       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          617,166

      10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          Not Applicable

      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.5%

      12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

CUSIP NO. 000955 10 4                13G                     PAGE 3 OF 6 PAGES

       1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Carolyn R. Van Eeckhout

       2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a) [_]
                                                                        (b) [_]

       3  SEC USE ONLY


       4  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                                              5  SOLE VOTING POWER

                                                 566,166
            NUMBER OF

              SHARES                          6  SHARED VOTING POWER
           BENEFICIALLY
             OWNED BY

               EACH                           7  SOLE DISPOSITIVE POWER
            REPORTING
              PERSON                             566,166

               WITH                           8  SHARED DISPOSITIVE POWER



       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          617,166

      10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          Not Applicable

      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          18.5%

      12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

Item 1.

         (a)  Name of Issuer

              ACT Teleconferencing, Inc.

         (b)  Address of Issuer's Principal Executive Offices

              1658 Cole Boulevard
              Suite 130
              Golden, Colorado  80401

Item 2.

         (a)  Names of Persons Filing

              Gerald D. Van Eeckhout and Carolyn R. Van Eeckhout

         (b)  Address of Principal Business Office or, if None, Residence

              1658 Cole Boulevard
              Suite 130
              Golden, Colorado  80401

         (c)  Citizenship of Persons Filing

              United States

         (d)  Title of Class of Securities

              Common Stock, no par value

         (e)  CUSIP Number

              000955 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

         (a) [_] Broker or Dealer registered under section 15 of the Act

         (b) [_] Bank as defined in section 3(a)(6) of the Act

         (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

         (d) [_] Investment Company registered under section 8 of the Investment Company Act

         (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)

         (g) [_] Parent Holding Company, in accordance with (S) 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h) [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

         Not applicable.

Item 4.  Ownership by Gerald D. Van Eeckhout and Carolyn R. Van Eeckhout

         (a)  Amount Beneficially Owned

              617,166 each

         (b)  Percent of Class

              18.5% each

         (c)  Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote

                    Gerald D. Van Eeckhout: 51,000
                    Carolyn R. Van Eeckhout: 566,116

               (ii) shared power to vote or to direct the vote

                    Not applicable.

              (iii) sole power to dispose or to direct the disposition of

                    Gerald D. Van Eeckhout: 51,000
                    Carolyn R. Van Eeckhout: 566,116

               (iv) shared power to dispose or to direct the disposition of

                    Not applicable.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10.  Certification

          Not Applicable

                                  SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                     August 25, 1998
                     -------------------------------------


                     /s/ Gerald D. Van Eeckhout
                     -------------------------------------


                     Gerald D. Van Eeckhout
                     -------------------------------------


                     /s/ Carolyn R. Van Eeckhout
                     -------------------------------------


                     Carolyn R. Van Eeckhout
                     -------------------------------------